Exhibit 99.1

ESPRE Solutions, Inc. Receives Notice of Default and Resignation of Director

PLANO, TX, Jan 13, 2009 (MARKET WIRE via COMTEX) -- ESPRE Solutions, Inc. (OTCBB: EPRT) (the "Company" or "ESPRE") received a notice of default and acceleration on January 12, 2009, from Dalcor Inc., the senior lender to the Company. Oliver Chappaz, a director of ESPRE and Dalcor, resigned from the board of directors of ESPRE effective January 12, 2009.

Legal counsel to ESPRE has advised current management that in counsel's opinion during a period of time where the previous management was actively engaged in raising money through the private sale of common stock, the Company failed to properly follow some critical legal requirements. Specifically, the Company did not file all required "blue sky" notices in states in which it was selling private placements of securities, the Company utilized individuals to effect these sales with full knowledge the individuals were not registered broker-dealers, and the Company paid these individuals a commission based on the amount of money raised from the sale of shares without disclosing the commissions to each investor. Legal counsel has advised the Company that the failure to properly file "blue sky" notices would likely allow investors to rescind their investments, creating a material liability for the Company. The other concerns of legal counsel outlined above could also be problematic to the Company.

After counsel and the Company concluded their preliminary examination of the matters described above, ESPRE was advised by legal counsel to notify ESPRE's auditors and Dalcor immediately of these likely material liabilities, and ESPRE has done so. The auditors are still reviewing the impact on the Company of these matters, but as a consequence ESPRE will miss the deadline of January 13, 2009, for filing its Report on Form 10-K. If the Company misses one more filing deadline, the Company's common stock will be ineligible for trading on the Bulletin Board for at least one year. When the Company notified Dalcor of the matters which have been described in this release, as the Company believes it was required to do under the terms of its financing agreement with Dalcor, Dalcor responded with a notice of default to the Company, citing non-disclosure of material information in the financing agreement signed by Pete Ianace, former Chairman of ESPRE, and a material adverse change in the Company's financial condition. Dalcor has accelerated the note and demanded payment in full of all monies owed under terms of the agreement.

William Hopke, President and CEO, stated, "The consequences of the actions and inactions by prior management of ESPRE are significant and we were compelled to notify our auditors, creditors and shareholders of probable liabilities created. ESPRE plans to begin discussions with Dalcor immediately with respect to the notice of default, but does not have the ability to re-pay the note at this time."

ESPRE will promptly file a Form 8-K with the Securities and Exchange Commission in which it will report the matters described in this release.

Contact:
BG Moore
214-774-4206